Exhibit 99.1

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Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

617-542-5300

cyno@investorrelations.com

CYNOSURE REPORTS 41% REVENUE INCREASE:

10TH CONSECUTIVE QUARTER OF REVENUE GROWTH

•	Gross Margin Increases 430 Basis Points from the First Quarter of 2007 to 66.3%

•	Company Prepares to Launch Newest Generation of Laser Lipolysis Technology

Westford, Mass., April 29, 2008 – Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced record revenues and gross margin for the quarter ended March 31, 2008.

First-Quarter 2008 Financial Results

Revenues increased approximately 41% to a record $36.8 million in the first quarter of 2008 from $26.1 million in the first quarter of 2007. Gross profit margin increased to 66.3% of total revenues compared with 62.0% for the same period in 2007. Net income in the first quarter of 2008 increased approximately 130% to $4.9 million, or $0.38 per diluted share, compared with net income of $2.1 million, or $0.17 per diluted share, in the first quarter of 2007.

Non-GAAP net income, which excludes stock-based compensation expense and its related income tax effects, was $5.7 million, or $0.45 per diluted share, in the first quarter of 2008, compared with non-GAAP net income of $3.1 million, or $0.25 per diluted share, in the first quarter of 2007. Please refer to the financial reconciliations included in this news release for a reconciliation of GAAP results to non-GAAP results for the three month periods ended March 31, 2008 and 2007.

“We produced another excellent quarter, as our flagship solutions for laser lipolysis, anti-aging and hair removal all posted double-digit percentage revenue gains,” said Cynosure President and Chief Executive Officer Michael Davin. “Laser product revenue rose 43% in the first quarter of 2008 from the same period last year, reflecting demand for our Smartlipo LaserBodySculpting and Affirm Anti-Aging workstations as well as our Elite Aesthetic workstation for hair removal. Average selling prices remained strong and we continued to achieve manufacturing efficiencies. As a result, our first-quarter gross margin improved 430 basis points to a record 66.3% and we more than doubled our net income over the prior-year period.”

“We achieved a number of financial milestones in the first quarter of 2008, including our 10th consecutive quarter of revenue growth, our sixth consecutive quarter of profitability and our fifth consecutive quarter of positive cash flow from operations,” Davin said. “Even in a challenging macroeconomic environment, we have delivered outstanding results based on our unwavering commitment to having the best technology, products and distribution in the industry. Looking ahead, we believe our customers remain positive about their purchasing intentions and consumer sentiment.”

Recent Highlights

•

Cynosure introduced Smartlipo MPX™ (MultiPlex), the first FDA-cleared dual-wavelength system for laser lipolysis. The new workstation incorporates both a 1064-nm and a 1320-nm wavelength to remove unwanted pockets of fat and tighten the surrounding tissue with optimal results. The company plans to introduce Smartlipo MPX in the United States beginning in the second quarter of 2008 and internationally in the second half of this year.

•

The company’s aesthetic laser technology was featured in five presentations by some of the industry’s leading experts at the 28th American Society for Laser Medicine and Surgery (ASLMS) Annual Conference. The data presented at ASLMS provided further support for the clinical benefits of Cynosure’s technology for some of the aesthetic industry’s fastest-growing applications.

•

Cynosure launched its sixth flagship workstation, Accolade™, at the American Academy of Dermatology (AAD) 2008 Annual Meeting. Accolade is a high-powered 755-nm, Q-switched Alexandrite laser for the removal of benign pigmented lesions, including Nevus of Ota and Nevus of Ito, as well as multi-color tattoos. Accolade’s initial target markets include Japan, Korea and China. Cynosure expects to begin shipping the Accolade in the second quarter of 2008.

•

The company unveiled two new product innovations at the AAD Annual Meeting: SmartSense™ for Smartlipo™ and the Affirm Er handpiece. The SmartSense™ for Smartlipo™ is an intelligent handpiece delivery system which provides aesthetic surgeons with more precise laser power to perform laser lipolysis and offers patients an enhanced level of safety. The Affirm Er handpiece expands Cynosure’s Affirm workstation with a 2940-nm wavelength, Erbium: YAG laser for ablative skin resurfacing applications such as the treatment of deep lines and wrinkles.

Business Outlook

“Cynosure is off to a great start in 2008, and we will continue to pursue a strategy centered on delivering the best aesthetic technology for broad-based, fast-growing applications,” Davin said. “While our overall industry has come under some recent economic pressure, we believe we remain well-positioned for growth with an extensive suite of advanced products, a strong balance sheet, and an efficient operating profile. We expect our continued innovation will help our brand continue to be one of the most sought after in the industry. In addition, the new products we have introduced over the past several years have helped us forge strong alliances with traditional and non-traditional customers. Our aim is that these relationships, and our outstanding reputation in the industry, will prove invaluable as we continue to launch products, both in the U.S. and abroad.”

Use of Non-GAAP Financial Measures

To supplement Cynosure’s consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined as non-GAAP financial measures by the SEC: non-GAAP net income and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. For more information on these non-GAAP financial measures, please see the non-GAAP data included at the end of this release. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Conference Call

Cynosure will host a conference call for investors today at 9:00 a.m. ET. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the first quarter 2008 financial results, provide a business update and discuss the company’s growth strategy.

Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions, laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.

For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Safe Harbor

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations and future financial performance, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenues	$36,763	$26,077
Cost of revenues	12,371	9,922

Gross profit	24,392	16,155

Operating expenses
Selling and marketing	13,194	9,262
Research and development	1,812	1,723
General and administrative	3,487	2,295

Total operating expenses	18,493	13,280

Income from operations	5,899	2,875
Interest income, net	801	505
Other income, net	553	56

Income before income taxes	7,253	3,436
Income tax provision	2,383	1,318

Net income	$4,870	$2,118

Diluted net income per share	$0.38	$0.17

Diluted weighted average shares outstanding	12,768	12,374

Basic net income per share	$0.39	$0.19

Basic weighted average shares outstanding	12,471	11,345

Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets:
Cash, cash equivalents and marketable securities	$61,409	$86,097
Accounts receivable, net	30,906	24,124
Amounts due from related parties	22	8
Inventories	24,720	22,442
Deferred tax asset, current portion	4,568	4,161
Prepaid expenses and other current assets	4,362	4,425

Total current assets	125,987	141,257
Property and equipment, net	8,228	7,146
Long-term investments	24,668	—
Other noncurrent assets	1,451	1,441

Total assets	$160,334	$149,844

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$22,779	$20,790
Amounts due to related parties	4,513	2,311
Deferred revenue	3,199	3,939
Capital lease obligations	472	485

Total current liabilities	30,963	27,525

Capital lease obligations, net of current portion	689	794
Deferred revenue, net of current portion	473	421
Other long-term liabilities	240	226

Total stockholders’ equity	127,969	120,878

Total liabilities and stockholders’ equity	$160,334	$149,844

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Gross profit	$24,392	$16,155

Non-GAAP adjustments to gross profit:
Stock-based compensation	129	98

Total Non-GAAP adjustments to gross profit	129	98

Non-GAAP Gross profit	$24,521	$16,253

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Income from operations	$5,899	$2,875

Non-GAAP adjustments to income from operations:
Stock-based compensation	1,687	1,350

Total Non-GAAP adjustments to income from operations	1,687	1,350

Non-GAAP Income from operations	$7,586	$4,225

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Net income	$4,870	$2,118

Non-GAAP adjustments to net income:
Stock-based compensation	1,687	1,350
Income tax effect of non-GAAP adjustments	(843)	(405)

Total Non-GAAP adjustments to net income	844	945

Non-GAAP Net income	$5,714	$3,063

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Diluted net income per share	$0.38	$0.17

Stock-based compensation	0.13	0.11
Income tax effect of Non-GAAP adjustments	(0.07)	(0.03)

Total Non-GAAP adjustments to net income	0.07	0.08

Non-GAAP Diluted net income per share	0.45	0.25

Weighted average shares used to compute GAAP and Non-GAAP diluted net income per share	12,768	12,374